UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2019

DERMTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38118	84-2870849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code (858) 291-7505

Constellation Alpha Capital Corp.

Emerald View, Suite 400

2054 Vista Parkway

West Palm Beach, FL 33411

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DMTK	The Nasdaq Capital Market
Warrants to purchase Common Stock	DMTKW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

On August 29, 2019, DermTech, Inc., formerly known as Constellation Alpha Capital Corp. (the “Company”), and DermTech Operations, Inc., formerly known as DermTech, Inc. (“DermTech Operations”), consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of May 29, 2019, by and among the Company, DT Merger Sub, Inc. (“Merger Sub”) and DermTech Operations, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of August 1, 2019 (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into DermTech Operations, with DermTech Operations surviving as a wholly owned subsidiary of the Company (the “Business Combination”). In connection with the completion of the Business Combination, the Company domesticated from the British Virgin Islands to Delaware, and changed its name from Constellation Alpha Capital Corp. to DermTech, Inc. Capitalized terms used but not defined in this Current Report on Form 8-K have the same meaning as set forth the Registration Statement on Form S-4 (File No. 333-232181), as amended (the “Registration Statement”), declared effective by the U.S. Securities and Exchange Commission (“SEC”) on August 7, 2019.

Item 1.01. Entry into a Material Definitive Agreement.

To the extent required by Item 1.01 of Form 8-K, the disclosures contained in Item 2.01 of this Current Report on Form 8-K are incorporated by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Business Combination, Reverse Split, and Domestication

As indicated in the Introductory Note above, the Company completed the Business Combination with DermTech Operations on August 29, 2019, in accordance with the terms of the Merger Agreement.

On August 27, 2019, in connection with the Business Combination, the Company (a) re-domiciled out of the British Virgin Islands and continued as a company incorporated in the State of Delaware pursuant to Section 184 of the BVI

Business Companies Act of 2004 (the “BVI Companies Act”) and Section 388 of the Delaware General Corporations Law (the “DGCL”); (b) adopted, upon the domestication taking effect, the certificate of incorporation, attached to the Registration Statement as Annex B (the “Interim Charter”), in place of the Company’s memorandum and articles of association (the “Prior Charter”) formerly registered by the Registrar of Corporate Affairs in the British Virgin Islands; (c) filed a notice of continuation out of the British Virgin Islands with the British Virgin Islands Registrar of Corporate Affairs under Section 184 of the BVI Companies Act; and (d) filed the Interim Charter with the Secretary of State of Delaware, under which the Company was domesticated from the British Virgin Islands and continued as a Delaware corporation. This Interim Charter (i) removed or amended those provisions of the Prior Charter that terminated or otherwise ceased to be applicable as a result of the domestication and (ii) provided for a majority of the stockholders to act by written consent.

On August 29, 2019, immediately following the completion of the Business Combination, the Company amended and restated the Interim Charter (the “Amended and Restated Certificate of Incorporation”) to (a) change the name of the Company to DermTech, Inc., (b) remove or amend those provisions of the Interim Charter which terminated or otherwise ceased to be applicable following the completion of the Business Combination, and (c) add new provisions to the Interim Charter which became applicable following the completion of the Business Combination.

On August 29, 2019, in connection with and immediately following the completion of the Business Combination, the Company filed a certificate of amendment (the “Certificate of Amendment”) to the Amended and Restated Certificate of Incorporation to effect a one-for-two reverse stock split of its common stock on August 29, 2019 (the “Reverse Stock Split”). Shares of the Company’s common stock, which are currently listed on The Nasdaq Capital Market, commenced trading on The Nasdaq Capital Market under the ticker symbol “DMTK” as of market open on August 30, 2019. The Company’s common stock has a new CUSIP number, 24984K105. Certain of the Company’s warrants, which are currently listed on The Nasdaq Capital Market, commenced trading on The Nasdaq Capital Market under the ticker symbol “DMTKW” as of market open on August 30, 2019 (the “Public Warrants”). The Public Warrants have a new CUSIP number, 24984K113.

No fractional shares were issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder of shares of the Company’s common stock would otherwise have been entitled, the Company rounded up to the next whole share. As a result of the Reverse Stock Split, the number of issued and outstanding shares of the Company’s common stock immediately prior to the Reverse Stock Split was reduced into a smaller number of shares, such that every two shares of the Company’s common stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of the Company’s common stock.

Unless otherwise noted, all references to share amounts in this Current Report on Form 8-K, including references to shares or options issued in connection with the Business Combination and the PIPE Financing (as defined below), reflect the effect of the Reverse Stock Split. The foregoing descriptions of the Amended and Restated Certificate of Incorporation and the amendment thereto do not purport to be complete and are subject to and qualified in their entirety by reference to the Amended and Restated Certificate of Incorporation and Certificate of Amendment, copies of which are included as Exhibits 3.1 and 3.2, respectively, of this Current Report on Form 8-K and incorporated herein by reference.

Pursuant to the Merger Agreement, the Company issued shares of its common stock to DermTech Operations common stockholders, at an exchange ratio of 1.16 shares of the Company’s common stock for each share of DermTech Operations common stock (the “Exchange Ratio”). Immediately prior to the completion of the Business Combination, each share of preferred stock of DermTech Operations outstanding as of such time was automatically converted into one share of common stock of DermTech Operations.

In addition, pursuant to the Merger Agreement, the Company assumed DermTech Operations’ Amended and Restated 2010 Stock Plan (the “2010 Plan”) and all of the stock options and restricted stock units outstanding under the 2010 Plan, with these stock options and restricted stock units now representing the right to purchase or receive, as applicable, a number of shares of the Company’s common stock equal to the Exchange Ratio multiplied by the number of shares of DermTech Operations common stock previously represented by the options and units. The per share exercise price for each assumed DermTech Operations option was determined by dividing (i) the per share exercise price of the underlying DermTech Operations option by (ii) the Exchange Ratio. The Company also assumed all outstanding warrants to purchase DermTech Operations common stock, with these warrants becoming warrants to acquire, on the same terms and conditions as were applicable under such warrants, that number of shares of the Company’s common stock equal to the Exchange Ratio multiplied by the number of shares of DermTech Operations common stock previously represented by these warrants.

PIPE Financing

On August 29, 2019, immediately prior to the completion of the Business Combination, the Company issued, in a private placement transaction (the “PIPE Financing”), an aggregate of 3,076,925 shares of its common stock and 1,230.77 shares of its Series A Convertible Preferred Stock for an aggregate purchase price of $24.0 million to certain accredited investors pursuant to the terms of separate Subscription Agreements and Amended and Restated Subscription Agreements, dated between May 22, 2019, and August 1, 2019, entered into by the Company and certain accredited investors (the “Subscription Agreements”). In connection with, and as a condition to the completion of the Business Combination, the Company and certain persons and entities holding Company common stock upon the consummation of the Business Combination (collectively, the “Investors”) entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file a shelf registration statement on Form S-3 to register the resale by the Investors of Company common stock issued in connection with the PIPE Financing. The Registration Rights Agreement also provides the Investors with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. Further, in connection with, and as a condition to the completion of the Business Combination, the Investors and certain persons and entities holding Company common stock upon the consummation of the Business Combination entered into a Lock-up Agreement (the “Lock-up Agreement”) requiring each holder to agree that, during the period commencing on the completion of the Business Combination and continuing to and including the date 180 days after the date of the completion of the Business Combination, the holder would not sell, offer to sell, pledge, or transfer any Company securities held by the holder, subject to certain limited exceptions.

In connection with the PIPE Financing and on August 29, 2019, immediately following the completion of the Business Combination, the Company filed a Certificate of Designation of Preferences, Rights and Limitations for the Company’s Series A Convertible Preferred Stock (the “Series A Certificate of Designation”). Pursuant to the Series A Certificate of Designation, holders of the Company’s Series A Convertible Preferred Stock are entitled to receive dividends on an as-converted basis equal to and in the same form as dividends paid on shares of the Company’s common stock when, as and if these dividends are paid on the Company’s common stock. The Series A Certificate of Designation provides that holders of the Company’s Series A Convertible Preferred Stock will participate pari passu with the holders of the Company’s common stock on an as-converted basis in the event of dissolution, liquidation or winding up of the Company. The Series A Certificate of Designation also provides that each share of the Company’s Series A Convertible Preferred Stock is convertible into shares of the Company’s common stock at a conversion price per share equal to $3.25, provided that in no event may any shares of the Company’s Series A Convertible Preferred Stock be convertible if the conversion would result in the holder beneficially owning more than 9.99% of the Company’s then-outstanding shares of common stock. The shares of the Company’s Series A Convertible Preferred Stock have no voting rights, except with respect to certain protective provisions set forth in the Series A Certificate of Designation relating to the powers, preferences and rights of such shares. The shares of the Company’s Series A Convertible Preferred Stock are not redeemable.

Following the completion of the PIPE Financing, the Business Combination and the Reverse Stock Split, there were 11,964,288 shares of the Company’s common stock outstanding. Immediately following the completion of the PIPE Financing, the Business Combination and the Reverse Stock Split, (i) the former DermTech Operations stockholders owned approximately 72.82% of the issued and outstanding shares of common stock of the Company, or 8,712,173 shares, and (ii) the Company’s stockholders immediately prior to the completion of the PIPE Financing, the Business Combination and the Reverse Stock Split (who remained stockholders immediately following the PIPE Financing and Business Combination) owned approximately 5.74% of the issued and outstanding common stock of the Company, or 686,215 shares.

The issuance of the shares of the Company’s common stock to the former stockholders of DermTech Operations was registered with the SEC on the Registration Statement. The issuance of the shares of the Company’s common stock to holders of stock options and restricted stock units issued under the 2010 Plan will be registered with the SEC on a Registration Statement on Form S-8. The shares of Company common stock issued in the PIPE Financing will be registered with the SEC on a Registration Statement on Form S-3 no later than 45 days following the completion of the Business Combination. As disclosed in the Company’s Form 8-K filed with the SEC on August 28, 2019, the issuances of shares of the Company’s common stock and preferred stock pursuant to the PIPE Financing and the Business Combination were approved by the Company’s stockholders at the special meeting of the Company’s stockholders held on August 27, 2019.

The foregoing descriptions of the Merger Agreement, Subscription Agreements, 2010 Plan, Registration Rights Agreement and Lock-up Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to the Merger Agreement, Subscription Agreements, 2010 Plan, Registration Rights Agreement and Lock-up Agreement, copies of which are included as Exhibits 2.1, 10.14 – 10.27, 10.13, 10.11 and 10.10, respectively, of this Current Report on Form 8-K and incorporated herein by reference.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that, if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Prior to the completion of the Business Combination, as described in Item 2.01 above, the Company was a “shell company.” As a result of the completion of the Business Combination, the Company has ceased to be a shell company. Accordingly, the Company is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

BUSINESS

The business of the Company prior to the Business Combination is described in the Registration Statement in the section entitled “Constellation Business” beginning on page 191, which section is incorporated herein by reference. The business of DermTech Operations and of the business of the Company following the Business Combination is described in the Registration Statement in the section entitled “DermTech Business” beginning on page 166, which section is incorporated herein by reference.

RISK FACTORS

The risks associated with the Company’s business are described in the Registration Statement in the section entitled “Risk Factors” beginning on page 39, which section is incorporated herein by reference.

FINANCIAL INFORMATION

The information set forth in the Registration Statement in the section entitled “DermTech Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 203 is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

As a result of the completion of the Business Combination, the financial statements of DermTech Operations are now the financial statements of the Company. Thus, the following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of DermTech Operations included elsewhere in this filing. This discussion contains forward-looking statements reflecting the Company’s current expectations, estimates, plans and assumptions concerning events and financial trends that involve risks and may affect the Company’s future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the Registration Statement in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages 36 and 39, respectively.”

Overview

The Company is an emerging growth diagnostics company developing and marketing novel non-invasive gene expression tests to aid in the diagnosis of various skin conditions, including skin cancer, inflammatory diseases, and aging-related conditions. The Company’s technology provides a highly accurate alternative to surgical biopsy, eliminating patient pain, scarring, and risk of infection, while maximizing convenience. The Company’s scalable gene expression assays have been designed to work with a proprietary “adhesive patch biopsy” that provides a tissue sample for analysis non-invasively.

The Company is initially commercializing tests that will address unmet needs in the diagnostic pathway of pigmented skin lesions, such as moles or dark colored skin spots. The Company’s current products facilitate the clinical assessment of pigmented skin lesions for melanoma. DermTech processes its tests in a high complexity molecular laboratory that is Clinical Laboratory Improvement Amendments of 1988, or CLIA, certified. The Company has initially marketed its tests directly to a concentrated group of dermatologists and plans to eventually market the test to primary care physicians and through telemedicine channels. The Company also provides CLIA laboratory services to large pharmaceutical companies on a contract basis for their use in their clinical trials for new drugs. The Company has a history of net losses since its inception.

Events, Trends and Uncertainties

The Company filed an application for a technology assessment for its Pigmented Lesion Assay, or PLA, with MolDX (Medicare) in April of 2018, and the comment period for the accompanying Medicare Draft Local Coverage Decision, or Draft LCD, closed in August of 2018. In March 2019, a Draft LCD proposed favorable coverage for the PLA. The final policy is expected by the Company in the second half of 2019 and the Company expects to experience a significant revenue increase after CMS approval because of the opportunity to approach private payors. The Company believes that, if Medicare coverage is granted, PLA may generate significant revenues in the second and third years following such coverage grant.

If a Medicare Final Coverage Decision reverses the coverage proposal in the Draft LCD, the Company’s business will be significantly impacted due to lack of Medicare coverage. Uncertainty surrounds third-party payer reimbursement, including governmental and private payers, of any test incorporating new technology, including tests developed using the Company’s technologies. Technology assessments of new medical tests conducted by research centers and other entities may be disseminated to interested parties for informational purposes. Third-party payers and health care providers may use such technology assessments as grounds to deny coverage for a test or procedure.

Because each payer generally determines for its own enrollees or insured patients whether to cover or otherwise establish a policy to reimburse the Company’s tests, seeking payer approvals is a time-consuming and costly process. the Company cannot be certain that coverage for the Company’s current tests and the Company’s planned future tests will be provided in the future by additional third-party payers or that existing policy decisions, or reimbursement levels will remain in place or be fulfilled under existing terms and provisions. If the Company cannot obtain coverage and reimbursement from private and governmental payers such as Medicare and Medicaid for the Company’s current tests, or new tests or test enhancements that it may develop in the future, the Company’s ability to generate revenues could be limited, which may have a material adverse effect on its financial condition, results of operations, and cash flows.

Financial Overview

Revenue

The Company is an emerging growth company and recognizes revenue through CLIA laboratory services that are billed to private medical insurance companies and to pharmaceutical companies who order the Company’s CLIA laboratory services, which can include sample collection kits, assay development, gene expression analysis, data analysis and reporting. The Company’s revenue is generated from two revenue streams, assay revenue and contract revenue.

Assay Revenue

The Company generates revenues from its PLA and Nevome services it provides to dermatologists in various states throughout the U.S. to assist in a clinician’s diagnosis of melanoma. The Company utilizes its sales force to provide dermatologists with its adhesive sample collection kits to perform non-invasive skin biopsies of clinically ambiguous pigmented skin lesions on patients. Once the sample is collected by the dermatologists, it is returned to the Company’s CLIA laboratory for analysis. The patient RNA and DNA are extracted from the adhesive patch collection kit and analyzed using gene expression technology to determine if the pigmented skin lesion contains certain genomic features indicative of melanoma. Upon completion of the gene expression analysis, a final report is drafted and provided to the dermatologists detailing the results of the pigmented skin lesion indicating whether the sample collected is indicative of melanoma or not. The Company considers all services to be complete upon the delivery of this final report and records revenue as of the date of the final report using the full accrual method based upon historical collection experience.

For many PLA and Nevome services performed within the U.S., the payment the Company receives depends upon the rate of reimbursement from commercial third-party payors and government payors. The Company is not a participating provider with most commercial third-party payors and, therefore, does not have specific coverage decisions from those third-party payors for their services with established payment rates. Currently, most of the commercial third-party payors that reimburse the Company’s claims do so based upon the Current Procedural Terminology. codes, the predominant methodology, or based on other methods such as percentages of charges or other formulas that are not made known to the Company. Coverage and payment is determined by each third-party payor on a case by case basis. The Company’s efforts in obtaining reimbursement based on individual claims, including pursuing appeals or reconsiderations of claim denials, take a substantial amount of time, and bills may not be paid for many months. Furthermore, if a third party payor denies coverage after final appeal, payment may not be received at all.

Contract Revenue

Contract revenue is generated from the sale of CLIA laboratory services and adhesive sample collection kits to third party companies through contract research agreements. CLIA laboratory revenues result from providing gene expression tests to facilitate the development of drugs designed to treat dermatologic conditions typically through clinical trials performed by third party companies. The provision of gene expression services may include sample collection using the Company’s patented adhesive patch biopsy devices, assay development for research partners, RNA isolation, expression, amplification and detection, including data analysis and reporting. Contract revenue is ordered by customers on projects that may span over several years. Segments of these contracts may be increased, delayed or eliminated based on the success of the customers’ clinical trials and other factors.

Operating Expenses

In recent years, the Company has incurred significant costs in connection with the development of its tests. The Company expects its expenses to continue to increase for the foreseeable future as the Company conducts studies of its current tests and its planned other tests, grows its sales and marketing organization, drives adoption of and seeks reimbursement for its tests, and develops new tests. As a result, the Company needs to generate significant revenues in order to achieve sustained profitability. Below is a breakdown of the main cost centers of the Company and the primary costs that are incurred by each department on a regular and continued basis:

Sales and Marketing Expenses

Sales and marketing expenses are primarily related to the Company’s specialty field sales force, consisting of salaries, commission compensation, fringe benefits, auto/travel and meals & entertainment expenses. Outside of the Company’s sales force significant expenses are incurred related to market research, reimbursement efforts, trade show attendance, advertising and public relations expenses. The Company expects sales and marketing expenses to grow significantly in the near- and long-term future due to a continued focus on growing the sales force to drive an increase in volume of assay services.

Research and Development Expenses

The Company’s research and development, or R&D, expenses consist primarily of salaries and fringe benefits, clinical trials, consulting costs, facilities, laboratory supplies, equipment expense, and depreciation. The Company also conducts clinical trials to validate the performance characteristics of its tests and to show medical cost benefit in support of its reimbursement efforts. The Company expects these expenses to increase significantly as it continues to develop new products and expand the use of its existing products.

General and Administrative Expenses

The Company’s general and administrative expenses consist of senior management compensation, consulting, legal, billing and collections, human resources, information technology, accounting, insurance, and general business expenses. The Company expects its general and administrative expenses, especially insurance, accounting, and legal fees, to increase after the consummation of the Business Combination.

Results of Operations

Three and Six Months Ended June 30, 2018 and June 30, 2019

Assay Revenue

As much of the Company’s assay revenue is driven by the samples that are sent by physicians and physician assistants to the Company’s central lab for testing, a key performance measure for the Company are samples that are received and processed by its central lab successfully, also known as billable samples. Billable samples decreased to 2,875 for the three months ended June 30, 2019 compared to 3,107 for the three months ended June 30, 2018. As a result of the decrease in billable samples, assay revenues decreased $15,000 or 5% to $285,000 for the three months ended June 30, 2019 compared to $300,000 for the three months ended June 30, 2018. Billable samples decreased to 5,213 for the six months ended June 30, 2019 compared to 5,406 for the six months ended June 30, 2018. As a result of the decrease in billable samples, assay revenues decreased $12,000 or 2% to $520,000 for the six months ended June 30, 2019 compared to $532,000 for the six months ended June 30, 2018. Sample volume is dependent on two major factors; the number of physicians or physician assistants who order an assay in any given quarter and the number of assays ordered by each physician during the period. The number of ordering physicians and the utilization per physician can vary based on a number of factors including the types of patients presenting skin cancer conditions, physician reimbursement, office workflow, market awareness, physician education and other factors.

Contract Revenue

Contract revenues with major pharmaceutical companies decreased $50,000 or 13% to $329,000 for the three months ended June 30, 2019, compared to $379,000 for the three months ended June 30, 2018. Contract revenues with major pharmaceutical companies increased $50,000 or 8% to $690,000 for the six months ended June 30, 2019, compared to $640,000 for the six months ended June 30, 2018. Contract revenue can be highly variable as it is dependent on the pharmaceutical customers’ clinical trial progress, which can be difficult to forecast due to variability of patient enrollment, drug safety and efficacy and other factors. Many of the Company’s contracts with third parties are structured to contain milestone billing payments, which typically are advanced payments on work yet performed. These advanced payments are structured to help fund operations and are included in deferred revenue as the work has not yet been performed. At June 30, 2019, the deferred revenue amount for these contracts, which is the advanced payments minus the value of work performed, was $1.1 million. These advanced payments will remain in deferred revenue until the Company processes the laboratory portion of the contracts allowing it to recognize the revenue.

Cost of Revenue

Cost of revenues decrease $2,000 to $686,000 for the three months ended June 30, 2019 compared to $688,000 for the three months ended June 30, 2018. Cost of revenues decreased $30,000 to $1.3 million for the six months ended June 30, 2019 compared to $1.4 million for the six months ended June 30, 2018. The decrease was largely due to lower collection kit costs due to the lower billable sample volume in 2019. In addition, the Company has been focused on automating more processes within its central laboratory in order to reduce costs and improve efficiency. At current capacity, a majority of the costs of revenue are fixed and these costs include the CLIA facility, quality assurance, management and supervision and equipment calibration and depreciation. Much of the costs incurred primarily relate to salaries and benefits, laboratory supplies, shipping costs, equipment maintenance and calibration, utilities and depreciation. In the near- and long-term future, the Company remains committed to continuing the automation of its laboratory processes in order to become more cost efficient and productive.

Operating Expenses

Sales and Marketing

Sales and marketing expenses increased $253,000 or 33% to $1.0 million for the three months ended June 30, 2019 compared to $779,000 for the three months ended June 30, 2018. Sales and marketing expenses increased $398,000 or 27% to $1.9 million for the six months ended June 30, 2019 compared to $1.5 million for the six months ended June 30, 2018. The increase was primarily attributable to higher compensation related costs from the hiring of a new Chief Commercial Officer and expansion of the existing sales force as well as increased spending on advertising activities to increase market exposure. As additional funding becomes available and approval by Medicare nears, the Company expects to significantly add to the Company’s specialty sales force and payer access teams in the second half of 2019 and throughout 2020. This would significantly increase the Company’s sales and marketing expenses.

Research and Development

Research and development expenses decreased $30,000 or 6% to $518,000 for the three months ended June 30, 2019 compared to $548,000 for the three months ended June 30, 2018. The decrease is attributable to reduced spending on laboratory supplies and statistician consultants. Research and development expenses increased $23,000 or 2% to $1.1 million for the six months ended June 30, 2019 compared to $1.1 million for the six months ended June 30, 2018. The increase was due to higher clinical trial costs, which are variable depending on when the studies are being conducted. The Company has several clinical trials underway that seek to add additional positive data to the clinical utility of the PLA assay that can be published in peer-reviewed journals. The primary expenses in R&D include compensation related costs, clinical trials, facility related expenses and lab supplies. The Company expects these expenses to increase as it continues the development of its basal and squamous cell skin cancer assays and other products.

General and Administrative

General and administrative expenses increased $793,000, or 87%, to $1.7 million for the three months ended June 30, 2019 compared to $779,000 for the three months ended June 30, 2018. General and administrative expenses increased $1.5 million, or 82%, to $3.2 million for the six months ended June 30, 2019 compared to $1.8 million for the six months ended June 30, 2018. The increase was largely due to higher audit and legal costs surrounding the filing of the Registration Statement in connection with the Business Combination and preparing quarterly financial statements. When the Business Combination is completed, the Company expects to have increased public company expenses including much higher legal, accounting, stock exchange and insurance costs. Also, as the Company grows its sales force, additional infrastructure such as human resources, information technology and legal resources will be necessary. Ongoing expenses include salaries and benefits, facility costs, billing and collections, auditing, legal and insurance expenses.

Interest Expense

Interest expense increased $320,000 to $324,000 for the three months ended June 30, 2019 compared to interest expense of $4,000 for the three months ended June 30, 2018. Interest expense increased $2.3 million to $2.3 million for the six months ended June 30, 2019 compared to interest expense of $8,000 for the six months ended June 30, 2018. The significant increase was primarily due to the interest and amortization of debt discount related to the Company’s outstanding convertible bridge notes. The Company expects this substantial increase in interest expense to be non-recurring in the near future as the convertible bridge notes are expected to be converted into common stock immediately prior to the completion of the Business Combination.

Other Expense

Other expense of $40,000 and $224,000 for the three and six months ended June 30, 2019, respectively, is related to change in fair value of derivative liability of the outstanding convertible bridge notes from financial reporting periods. The Company expects this to be a non-recurring expense in the near future as the outstanding convertible bridge notes are expected to be converted into common stock immediately prior to the completion of the Business Combination.

Liquidity and Capital Resources

The Company has never been profitable and has historically incurred substantial net losses, including net losses of $8.4 million in 2017 and $10.0 million in 2018. As of June 30, 2019, the Company’s accumulated deficit was $80.3 million and it had a $13.7 million working capital deficiency. The Company has historically financed operations through private placement equity and convertible debt offerings.

The Company expects its losses to continue as a result of costs relating to ongoing research and development expenses and increased sales and marketing costs for existing and planned products. These losses have had, and will continue to have, an adverse effect on the Company’s working capital. Because of the numerous risks and uncertainties associated with its commercialization and development efforts, the Company is unable to predict when it will become profitable, and it may never become profitable. The Company’s inability to achieve and then maintain profitability would negatively affect the Company’s business, financial condition, results of operations and cash flows.

As of June 30, 2019, the Company’s cash and cash equivalents totaled approximately $2.1 million. Based on the Company’s current business operations, the Company believes the net proceeds from the Business Combination, together with its current cash and cash equivalents, will be sufficient to meet its anticipated cash requirements for the 18-month period following the completion of the Business Combination. If the Company’s available cash balances, net proceeds from the Business Combination, and anticipated cash flow from operations are insufficient to satisfy the Company’s liquidity requirements including due to changes in the Company’s business operations, a lengthier sales cycle, lower demand for its products or other risks, the Company may seek to raise additional capital through equity offerings, debt financings, collaborations or licensing arrangements. The Company may also consider raising additional capital in the future to expand its business, to pursue strategic investments or to take advantage of financing opportunities. The Company’s present and future funding requirements will depend on many factors, including:

•	the Company’s revenue growth rate and ability to generate cash flows from operating activities;

•	the Company’s sales and marketing and research and development activities;

•	effects of competing technological and market developments;

•	costs of and potential delays in product development;

•	changes in regulatory oversight applicable to the Company’s tests; and

•	costs related to international expansion.

Cash Flow Analysis

Six Months Ended June 30, 2019

Net cash used in operating activities for the six months ended June 30, 2019 totaled $5.3 million, primarily driven by the $8.8 million net loss offset by non-cash related items, including $1.8 million in amortization of the convertible bridge notes debt discount, $515,000 in stock-based compensation and $224,000 in the change in the convertible bridge notes derivative liability. In addition, the Company amassed $685,000 million of cash inflow through the build up of accounts payables and accrued compensation.

Net cash used in investing activities totaled $12,000, which relates to the purchase of laboratory equipment. As the Company scales its sales force and the resulting assay volume, additional laboratory equipment investment will be needed to install complex automation systems and other genomic testing equipment.

Net cash provided by financing activities was $2.6 million for the six months ended June 30, 2019, which was predominantly driven by the $2.6 million raised in the issuance of additional convertible bridge notes. In order to continue to fund operations, the Company expects to complete the Business Combination, which will produce an influx of capital.

Contractual obligations

As of June 30, 2019, future minimum payments due under the Company’s contractual obligations are as follows:

	Payments Due by Period
	Total	Less than 1 year	1-2 Years	2-3 Years	Thereafter
Operating lease obligations (1)	$1,150,681	$407,885	$420,122	$322,674	$—
Convertible bridge notes (2)	$9,748,901	$9,748,901	$—	$—	$—
WSGR note payable (3)	$572,926	$572,926	$—	$—	$—

(1)	The Company rents an office and laboratory facility in which the current lease expires in March 2022. This amount reflects base rent only.
(2)

Amounts represent contractual amounts due under the outstanding convertible bridge notes that were issued in 2018 and 2019. The notes issued in 2018 include a fixed interest rate that increased to from 10% to 15% on April 1, 2019. The notes issued in 2019 include a fixed interest rate of 10%.

(3)	Amounts represent contractual amounts due under the WSGR note payable, including interest based on a 3% fixed interest rate.

Going Concern Consideration

The accompanying financial statements of the Company included in this filing have been prepared assuming the Company will continue as a going concern. As of June 30, 2019, the Company has incurred net losses since its formation and has an accumulated deficit of $80.3 million and a working capital deficiency of $13.9 million. The Company does not have adequate cash on hand to fund operations for the next year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Between June 5th and June 10th, 2019, the Company entered into several convertible note agreements for gross proceeds of $2.6 million, for the sole purpose of funding the Company’s operations. These convertible bridge notes carry an interest rate of 10% and mature after the earliest to occur of: (i) September 25, 2019; (ii) the occurrence of an Event of Default; (iii) the consummation of a liquidation or dissolution of the Company; (iv) a Liquidation Transaction: or (v) the consummation of a merger of the Company with DT Merger Sub, Inc., a subsidiary of Constellation Alpha Capital Corp., in accordance with the Agreement and Plan of Merger, dated as of May 29, 2019, or a Qualifying Merger.

The Company has evaluated the expected cash requirements for a 12-month period from the issuance date of the June 30, 2019 financial statements through September 2020. Management intends to pursue debt financings and a strategic merger transaction with Constellation Alpha Capital Corp. (“Constellation”) in order to fund future operations. Immediately prior to the completion of the Business Combination, Constellation expects to raise $24.0 million through a PIPE financing. The proceeds from the PIPE financing will remain with the combined company. Management believes this will be sufficient to provide the Company with the ability to continue, to support its planned operations and to continue developing and commercializing gene expression tests through

September 2020 and for the 18-month period following the completion of the Business Combination. There can be no assurances as to the availability of additional financing or the terms upon which additional financing may be available to the Company. If the Company is unable to obtain sufficient funding at acceptable terms, it may be forced to significantly curtail its operations, and the lack of sufficient funding may have a material adverse impact on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-balance sheet financing arrangements

The Company has no obligations, assets or liabilities which would be considered off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K. The Company does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. The Company has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Recent Developments

Completion of the Business Combination

The Company announced on September 3, 2019 that it completed the Business Combination. As a result of the Business Combination, the previous DermTech Operations stockholders own a controlling interest in the Company. Shortly following the completion of the Business Combination, the Company changed its name from Constellation Alpha Capital Corp. to DermTech, Inc., and effected a one-for-two reverse stock split of its common stock. As of August 30, 2019, the Company’s common stock and certain of its warrants began trading on the Nasdaq Capital Market under the ticker symbols “DMTK” and “DMTKW,” respectively.

The Business Combination was funded through proceeds received from the PIPE Financing at a split-adjusted price of $6.50 per common share, and cash remaining in Constellation’s trust account after giving effect to stockholder redemptions. As a result of the Business Combination, the Company has access to approximately $29 million of gross capital, exceeding the $15 million closing cash requirement previously announced. The Company expects the proceeds received from the Business Combination to fund its operations for the 18-month period following August 29, 2019, the date of the completion of the Business Combination.

Immediately following the completion of the Business Combination, all of Constellation’s officers and directors resigned. DermTech Operations’s senior management has been appointed to serve in their current roles at the Company, and all of the members of DermTech Operations’s board have been appointed to the Company’s board. In particular, Dr. John Dobak, CEO of DermTech Operations, will serve as CEO of the Company, and Matthew Posard, Chairman of DermTech Operations’s board, will serve as Chairman of the Company’s board. In addition, Enrico Picozza of HLM Venture Partners has been appointed as a director of the Company’s board.

Critical Accounting Policies and Significant Judgements and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses reported during the period. On an ongoing basis, management evaluates these estimates and judgments, including those related to test revenue, warrants, stock-based compensation, accounts receivable, expense accruals, convertible debt, the realization of deferred tax assets, and common and preferred stock valuations. Actual results may differ from those estimates. The Company has identified the following critical accounting policies:

Revenue Recognition

The Company’s revenue is generated from two revenue streams, contract revenue and assay revenue. The Company accounts for revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The ASC 606 revenue recognition model consists of the following five steps: (1) identify the contracts with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company recognizes revenue from its contract and assay goods and service in accordance with that core principles and key aspects considered by the Company include the following:

(a) Contract Revenue

Contract revenue is generated from the sale of CLIA laboratory services and adhesive sample collection kits to third party companies through contract research agreements. CLIA laboratory revenues result from providing gene expression tests to facilitate the development of drugs designed to treat dermatologic conditions. The provision of gene expression services may include sample collection using the Company’s patented adhesive patch biopsy devices, assay development for research partners, RNA isolation, expression, amplification and detection, including data analysis and reporting.

Contracts

As part of the Company’s contract revenue, it has established contracts and work orders with all big pharma partners that fall under the scope of ASC 606.

Performance obligations

ASC 606 requires an entity to assess the goods or services promised in a contract and identify as a performance obligation each promise to transfer to the customer either a good or service (or a bundle of goods or services) that is distinct, or a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. Based upon review of existing contracts, a majority of the Company’s contract revenue contracts contain three performance obligations:

(1)	Adhesive patch kits

(2)	RNA extractions

(3)	Certain project management fees

Many of the contract revenue contracts contain promises such as start-up activities and quality system setup fees, which are activities that are performed to fulfill the contract and they do not transfer any good or service to the customer. These promises encompass the administrative tasks associated with beginning and initiating a new project or study with a big pharma company. In accordance with ASC 606, an entity does not account for these activities as a promised good or service within the contract nor evaluate whether they are a performance obligations.

Transaction price

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.

The transaction prices of all the performance obligations are listed in each contract on a per unit basis and are fixed based for the adhesive patch kits and RNA extractions. The project management fees are assessed based on a monthly service fee which range within the contracts depending on certain factors which include length of project and amount of kits or RNA extractions promised within the contract. The fixed and variable rates are materially consistent within all contracts. Therefore, the Company utilizes the prices listed in each of the Company’s contracts as the transaction price for each performance obligation.

In determining the transaction price, ASC 606 requires an entity to adjust the promised amount of consideration for the effects of the time value of money if the contract contains a significant financing component. All contracts state fixed transaction prices for each deliverable associated with the contract and does not qualify for the significant financing component of ASC 606.

Allocate the transaction price

All contracts have a directly observable transaction price pertaining to each promised good or service. Those prices are consistent across all contracts for adhesive patch kits and RNA extractions, with the exception of project management fees, which encompass a sufficiently narrow range of prices that are dictated upon factors of each contract previously discussed above. Therefore, the Company relies on those transaction prices as the basis to allocate the stand-alone selling prices to the performance obligations of the contract.

Most contracts contain a discount that is allocated to all items within the contract, whether they are performance obligations or not. Those items that are not performance obligations (e.g. quality system setup and start up fees) have the associated discount allocated to the transaction prices of the performance obligations evenly.

Recognize Revenue

An entity should recognize revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer. A good or service is transferred when (or as) the customer obtains control of that good or service. The adhesive patch kits are recognized as point in time when shipped to the customer. The RNA extraction is recognized at a point in time when the extraction process is complete and the results are sent to the customer. The Company provides project management service over the life of the contract, providing equal benefit to the customer throughout the life of the project or study. Therefore, the revenue related to project management fees is recognized straight-line over the life contract.

(b) Assay Revenue

The Company generates revenues from its PLA and Nevome services it provides to dermatologists in various states throughout the U.S. to assist in a clinician’s diagnosis of melanoma. The Company provides participating dermatologists with its adhesive sample collection kits to perform non-invasive skin biopsies of clinically ambiguous pigmented skin lesions on patients. Once the sample is collected by the dermatologists, it is returned to the Company’s CLIA laboratory for analysis. The patient RNA and DNA is extracted from the adhesive patch collection kit and analyzed using gene expression technology to determine if the pigmented skin lesion contains certain genomic features indicative of melanoma. Upon completion of the gene expression analysis, a final report is drafted and provided to the dermatologists detailing the results of the pigmented skin lesion indicating whether the sample collected is indicative of melanoma or not. A detailed analysis of payments made to the Company by private health insurance companies for the assays over several quarters is used to estimate the ultimate receipt of funds for payment of billed amounts. These payments can vary widely from insurer to insurer and can be halted for routine audits or other reasons.

Insurance Payer Contracts

The Company’s customer is the patient. However, the Company does not enter into a formal reimbursement contract with a patient, as formal reimbursement contracts are more commonly established with insurance payers. Accordingly, the Company establishes a contract with a patient in accordance with other customary business practices.

•	Approval of a contract is established by the use of the adhesive patch kit on a patient by an ordering physician, which is then sent to the Company’s central lab for testing.

•

The Company is obligated to perform its laboratory services upon receipt of a sample from a physician, and the patient and/or applicable payer are obligated to reimburse us for services rendered based on the patient’s insurance benefits.

•	Payment terms are a function of a patient’s existing insurance benefits.

•

Once the patient’s test results are delivered to the ordering physician, the Company is legally able to collect payment and bill an insurer and/or patient, depending on payer contract status or patient insurance benefit status.

•	Consideration is deemed to be variable, and the Company considers collection of such consideration to be probable to the extent that it is unconstrained.

Performance obligations

A performance obligation is a promise in a contract to transfer a distinct good or service (or a bundle of goods or services) to the customer. The customer is able to order a PLA test. However, a Nevome test cannot be ordered separately from the PLA test and it is contingent on being run only when a PLA test comes back positive on a sample. The Nevome test would not qualify as a distinct service. Therefore, the PLA test is recognized as a single performance obligation and the Nevome test, if rendered, is bundled with the single PLA performance obligation.

Transaction price

The transaction price is the amount of consideration that the Company expects to collect in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). The consideration expected from a contract with a customer may include fixed amounts, variable amounts, or both.

The consideration derived from the Company’s contracts is deemed to be variable, though the variability is not explicitly stated in any contract. Rather, the implied variability is due to several factors, such as the amount of contractual adjustments, any patient co-payments, deductibles or patient compliance incentives, the existence of secondary payers and claim denials.

The Company estimates the amount of variable consideration using the expected value method, which represents the sum of probability-weighted amounts in a range of possible consideration amounts. When estimating the amount of variable consideration, the Company considers several factors, such as historical collections experience, patient insurance eligibility and payer reimbursement contracts.

The Company limits the amount of variable consideration included in the transaction price to the unconstrained portion of such consideration. In other words, the Company recognizes revenue up to the amount of variable consideration that is not subject to a significant reversal until additional information is obtained or the uncertainty associated with the additional payments or refunds is subsequently resolved. Differences between original estimates and subsequent revisions, including final settlements, represent changes in the estimate of variable consideration and are included in the period in which such revisions are made.

The Company monitors its estimates of transaction price to depict conditions that exist at each reporting date. If the Company subsequently determines that it will collect more consideration than it originally estimated for a contract with a patient, it will account for the change as an increase in the estimate of the transaction price (i.e., an upward revenue adjustment) in the period identified. Similarly, if the Company subsequently determines that the amount it expects to collect from a patient is less than it originally estimated, it will generally account for the change as a decrease in the estimate of the transaction price (i.e., a downward revenue adjustment), provided that such downward adjustment does not result in a significant reversal of cumulative revenue recognized.

When the Company does not have significant historical experience or that experience has limited predictive value, the constraint over estimates of variable consideration may result in no revenue being recognized upon delivery of a patient’s test result to the ordering physician, with recognition, generally occurring at the date of cash receipt.

Allocate the transaction price

The entire transaction price is allocated entirely to the single performance obligation contained within the contract with a patient.

Recognize revenue

The Company’s single performance obligation is satisfied at a point in time, and that point in time is defined as the date a patient’s successful test result is delivered to the patient’s ordering physician. The Company considers this date to be the time at which the patient obtains control of the final results of the promised test service.

If a Nevome test service is ordered and completed in conjunction with the Company’s PLA service, then the Company will recognize revenue point in time upon the delivery of the both final reports to the physician. The delivery of the Company’s Nevome test results is commonly after the Company’s PLA results are delivered due to the circumstances of how the Company processes the Nevome test. However, this length in time is determined to not materially impact the final overall revenue recognition timing.

Net Loss Per Share

Basic and diluted net loss per common share is determined by dividing net loss applicable to common shareholders by the weighted average common shares outstanding during the period. Because there is a net loss attributable to common shareholders for the financial periods presented in this filing, the outstanding common stock warrants, stock options, restricted stock units and preferred stock have been excluded from the calculation of diluted loss per common share because their effect would be anti-dilutive. Therefore, the weighted average shares used to calculate both basic and diluted loss per share are the same.

Stock-Based Compensation

Compensation costs associated with stock option awards and other forms of equity compensation are measured at the grant-date fair value of the awards and recognized over the requisite service period of the awards on a straight-line basis.

The Company grants stock options to purchase common stock to employees with exercise prices equal to the fair market value of the underlying stock, as determined by the board of directors, management and outside valuation experts. The board of directors and outside valuation experts determine the fair value of the underlying stock by considering a number of factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s debt holders and preferred stockholders, and the lack of liquidity of the Company’s common stock.

The fair value of each stock option award is estimated using the Black-Scholes-Merton valuation model. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line method. The expected term of options is based on the simplified method which defines the expected term as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The expected volatility of stock options is based upon the historical volatility of a number of related publicly traded companies in similar stages of development. The risk-free interest rate is based on the average yield of U.S. Treasury securities with remaining terms similar to the expected term of the stock-based awards. The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future.

The Company accounts for stock options to non-employees using the fair value approach. The fair value of these options is measured using the Black-Scholes-Merton option pricing model, reflecting the same assumptions applied to employee options, other than expected life, which is assumed to be the remaining contractual life of the award. Options that are granted to employees have a requisite service period of four years. Equity instruments awarded to non-employees are periodically re-measured as the underlying awards vest unless the instruments are fully vested, immediately exercisable, and non-forfeitable on the date of grant.

Restricted stock units are considered restricted stock. The fair value of restricted stock is equal to the fair market value of the underlying stock, as determined by the board of directors, management and input from outside valuation experts. The Company recognizes stock-based compensation expense based on the fair value on a straight-line basis over the requisite service periods of the awards, taking into consideration estimated forfeitures. RSUs that are granted to employees have a requisite service period between two and four years.

Fair Value Measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the Company’s fair value measurements. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Recent accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which requires lessees to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets, and to recognize on the income statement the expenses in a manner similar to current practice. In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic 842, Leases” and ASU 2018-11, “Leases (Topic 842): Targeted Improvements”, which improves the clarity of the new lease standard and corrects unintended application of the guidance. In December 2018, the FASB issued ASU 2018-20, “Narrow-Scope Improvements for Lessors”, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. This new standard is effective for interim and annual periods beginning January 1, 2020 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In June 2019, the FASB issued ASU 2018-07, “Compensation—Stock Compensation (Topic 718)—Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies accounting for nonemployee stock-based payment transactions resulting from expanding the scope of Topic 718, Compensation—Stock Compensation, to include stock-based payment transactions for acquiring goods and services from nonemployees. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which modified the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. This new standard is effective for interim and annual periods beginning December 15, 2019 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements.

PROPERTIES

The disclosure regarding the properties of the Company and its subsidiaries set forth in the Registration Statement in the section entitled “DermTech Business—Facilities” beginning on page 190, which section is incorporated herein by reference.

DermTech Operations’s lease and each of its three amendments are included as Exhibits 10.30 – 10.33 of this Current Report on Form 8-K and are incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of the Company’s common stock immediately following the completion of the Business Combination on August 29, 2019, by (i) those persons who are known to the Company to be the beneficial owner(s) of more than five percent of the Company’s common stock,

(ii) each of the Company’s directors and named executive officers and (iii) all directors and executive officers of the Company as a group. The share numbers in the table and in the footnotes thereto, as well as the share numbers discussed in this section below, reflect the effects of the Reverse Stock Split and the Exchange Ratio.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership generally includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of August 29, 2019, through the exercise of stock options, warrants or other rights. Unless otherwise indicated in the footnotes to this table, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The percentage of shares beneficially owned is computed on the basis of 11,964,288 shares of the Company’s common stock outstanding immediately following the completion of the PIPE Financing, Business Combination and Reverse Stock Split on August 29, 2019. Shares of the Company’s common stock that an entity, person, director or named executive officer has the right to acquire within 60 days of August 29, 2019, including common stock subject to (i) stock options exercisable within 60 days of August 29, 2019, (ii) warrants exercisable within 60 days of August 29, 2019, (iii) restricted stock units vesting within 60 days of August 29, 2019, and (iv) preferred stock convertible within 60 days of August 29, 2019, are in each case deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed is c/o DermTech, Inc., 11099 N. Torrey Pines Road, Suite 100, La Jolla, CA 92037.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Beneficial Ownership
5% or Greater Stockholders
Entities and persons affiliated with Gary Jacobs(1)	1,326,229	11.05%
Irwin & Joan Jacobs Trust 6-2-80(2)	1,766,502	14.76%
Entities affiliated with RTW Investments L.P.(3)	2,449,769	20.37%
Entities and persons affiliated with Farallon Capital Management, L.L.C. (4)	1,230,770	9.78%
HLM Venture Partners IV, L.P. (5)	615,385	5.14%

Named Executive Officers and Directors
Matthew Posard(6)	38,964	*
Gary Jacobs(1)	1,326,229	11.05%
Scott Pancoast(7)	37,136	*
Herm Rosenman(8)	29,224	*
Cynthia Collins(9)	19,483	*
Gene Salkind(10)	183,040	1.53%
John Dobak(11)	508,057	4.19%
Steven Kemper(12)	145,417	1.21%
Burkhard Jansen(13)	106,571	*
Enrico Picozza(14)	0	*
All current executive officers and directors as a group (12 persons)(15)	2,637,384	21.12%

*	Indicates beneficial ownership of less than 1%.
(1)

Consists of (i) 797,978 shares of common stock held by Jacobs Investment Company LLC, (ii) 492,779 shares of common stock held by Gary Jacobs, 18,417 shares of common stock that may be acquired pursuant to the exercise of stock options held by Gary Jacobs within 60 days after August 29, 2019 and 16,432 shares of common stock underlying restricted stock units held by Gary Jacobs that vest within 60 days after August 29, 2019, and (iii) 624 shares of common stock held by Gary & Jerri-Ann Trustee. Gary Jacobs has the power to direct the vote and disposition of the common stock held by Jacobs Investment Company LLC and Gary & Jerri-Ann Trustee. Accordingly, Gary Jacobs may be deemed to be the beneficial owner of such shares.
(2)	Consists of 1,766,502 shares of common stock.
(3)

Consists of (i) 1,991,743 shares of common stock held by RTW Master Fund Limited, 60,471 shares of common stock that may be acquired pursuant to the exercise of warrants held by RTW Master Fund Limited within 60 days after August 29, 2019, and (ii) 395,128 shares of common stock held by RTW Innovation Master Fund Limited and 2,427 shares of common stock that may be acquired pursuant to the exercise of warrants held by RTW Innovation Master Fund Limited within 60 days after August 29, 2019. RTW Investments L.P. has the power to direct the vote and disposition of the common stock held by RTW Master Fund Limited and RTW Innovation Master Fund Limited. Accordingly, RTW Investments L.P. may be deemed to be the beneficial owner of such shares. Roderick Wong has the power to direct the vote and disposition of the securities held by RTW Investments L.P. Mr. Wong is the managing partner of RTW Investments G.P., which is the managing partner of RTW Investments L.P. Mr. Wong disclaims beneficial ownership of the shares held by RTW Master Fund Limited and RTW Innovation Master Fund Limited, except to the extent of his pecuniary interest therein.

(4)

Consists of shares held by eight limited partnerships for which Farallon Capital Management, L.L.C. is the registered investment advisor, including (i) 9,225 shares of common stock held by Farallon Capital (AM) Investors, L.P. (“FCAMI”) and 9,225 shares of common stock issuable upon the conversion of 18.45 shares of Series A Convertible Preferred Stock held by FCAMI within 60 days after August 29, 2019, (ii) 24,625 shares of common stock held by Farallon Capital F5 Master I, L.P. (“F5MI”) and 24,625 shares of common stock issuable upon the conversion of 49.25 shares of Series A Convertible Preferred Stock held by F5MI within 60 days after August 29, 2019, (iii) 152,300 shares of common stock held by Farallon Capital Institutional Partners, L.P. (“FCIP”) and 152,300 shares of common stock issuable upon the conversion of 304.60 shares of Series A Convertible Preferred Stock held by FCIP within 60 days after August 29, 2019, (iv) 30,775 shares of common stock held by Farallon Capital Institutional Partners II, L.P. (“FCIP II”) and 30,775 shares of common stock issuable upon the conversion of 61.55 shares of Series A Convertible Preferred Stock held by FCIP II within 60 days after August 29, 2019, (v) 16,925 shares of common stock held by Farallon Capital Institutional Partners III, L.P. (“FCIP III”) and 16,925 shares of common stock issuable upon the conversion of 33.85 shares of Series A Convertible Preferred Stock held by FCIP III within 60 days after August 29, 2019, (vi) 249,235 shares of common stock held by Farallon Capital Offshore Investors II, L.P. (“FCOI II”) and 249,235 shares of common stock issuable upon the conversion of 498.47 shares of Series A Convertible Preferred Stock held by FCOI II within 60 days after August 29, 2019, (vii) 109,225 shares of common stock held by Farallon Capital Partners, L.P. (“FCP”) and 109,225 shares of common stock issuable upon the conversion of 218.45 shares of Series A Convertible Preferred Stock held by FCP within 60 days after August 29, 2019, and (viii) 23,075 shares of common stock held by Four Crossings Institutional Partners V, L.P. (“FCIP V”) and 23,075 shares of common stock issuable upon the conversion of 46.15 shares of Series A Convertible Preferred Stock held by FCIP V within 60 days after August 29, 2019. Farallon Partners, L.L.C. (“FPLLC”), as the general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI (the “FPLLC Entities”), may be deemed to beneficially own such shares of common stock held by or issuable to each of the FPLLC Entities. Farallon F5 (GP), L.L.C. (“F5MI GP”), as the general partner of F5MI, may be deemed to beneficially own such shares of common stock held by or issuable to F5MI. Farallon Institutional (GP) V, L.L.C. (“FCIP V GP”), as the general partner of FCIP V, may be deemed to beneficially own such shares of common stock held by or issuable to FCIP V. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”), as a (i) managing member of FPLLC, (ii) authorized signatory of F5MI GP, or (iii) manager or senior manager, as the case may be, of FCIP V GP, in each case with the power to exercise investment discretion with respect to the shares that may be deemed to be beneficially owned by FPLLC, F5MI GP or FCIP V GP, may be deemed to beneficially own such shares of common stock held by or issuable to the FCPLLC Entities, F5MI or FCIP V. Each of FPLLC, F5MI GP, FCIP V GP and the Farallon Managing Members disclaims beneficial ownership of any such shares of common stock. The address for each of the entities and individuals identified in this footnote is One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(5)

Consists of 615,385 shares of common stock. HLM Venture Associates IV, LLC (“HLM GP”), as the general partner of HLM Venture Partners IV, L.P. (“HLM LP”), has the power to direct the vote and disposition of the common stock held by HLM LP. Accordingly, HLM GP may be deemed to be the beneficial owner of such shares. Edward Cahill and Peter Grua, as the Class A Members of HLM GP, have the power to direct the vote and disposition of the securities held by HLM GP. Accordingly, Mr. Cahill and Mr. Grua may be deemed to be the beneficial owners of the shares held by HLM LP.

(6)

Consists of 13,269 shares of common stock, 9,702 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after August 29, 2019 and 15,994 shares of common stock underlying restricted stock units vesting within 60 days after August 29, 2019.

(7)

Consists of 2,382 shares of common stock, 17,243 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after August 29, 2019, and 17,512 shares of common stock underlying restricted stock units vesting within 60 days after August 29, 2019.

(8)	Consists of 11,521 shares of common stock and 17,703 shares of common stock underlying restricted stock units vesting within 60 days after August 29, 2019.
(9)	Consists of 10,728 shares of common stock and 8,755 shares of common stock underlying restricted stock units vesting within 60 days after August 29, 2019.
(10)

Consists of 165,561 shares of common stock, 9,887 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after August 29, 2019, and 7,593 shares of common stock underlying restricted stock units vesting within 60 days after August 29, 2019.

(11)

Consists of 343,118 shares of common stock, 9,219 shares of common stock that may be acquired pursuant to the exercise of common stock warrants within 60 days after August 29, 2019 and 155,720 shares of common stock underlying restricted stock units vesting within 60 days after August 29, 2019.

(12)

Consists of 59,685 shares of common stock, 13,101 shares of common stock that may be acquired pursuant to the exercise of common stock warrants within 60 days after August 29, 2019 and 72,632 shares of common stock underlying restricted stock units vesting within 60 days after August 29, 2019.

(13)

Consists of 38,367 shares of common stock, 20,664 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after August 29, 2019, and 47,541 shares of common stock underlying restricted stock units vesting within 60 days after August 29, 2019.

(14)	Enrico Picozza is not the beneficial owner of any shares of the Company.
(15)

Includes (i) the shares described in footnote 1 and footnotes 6 through 14, (ii) 43,498 shares of common stock held by Zuxu Yao, 23,458 shares of common stock that may be acquired pursuant to the exercise of stock options held by Zuxu Yao within 60 days after August 29, 2019, and 39,934 shares of common stock underlying restricted stock units vesting within 60 days after August 29, 2019, and (iii) 136,373 shares of common stock held by Todd Wood.

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of the Company following the Business Combination and the remaining information required to be provided herein are described in the disclosure in Item 5.02 of this Current Report on Form 8-K and in the Registration Statement in the section entitled “Management Following the Business Combination – Executive Officers and Directors” beginning on page 225, which are each incorporated herein by reference.

EXECUTIVE COMPENSATION

The executive compensation of the Company’s executive officers is set forth in the Registration Statement in the section entitled “Management Following the Business Combination – Executive Compensation” beginning on page 232, which section is incorporated herein by reference. The compensation of the Company’s non-employee directors is set forth in the Registration Statement in the section entitled “Management Following the Business Combination – DermTech Director Compensation” beginning on page 236, which section is incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The certain relationships and related party transactions of the Company are described in the Registration Statement in the section entitled “Certain Relationships and Related Transactions of DermTech” beginning on page 237, which section is incorporated herein by reference. The disclosure regarding director independence set forth in the Registration Statement in the section entitled “Management Following the Business Combination – Director Independence” beginning on page 229 is incorporated herein by reference.

The Company’s board of directors has determined that Matt Posard, Gary Jacobs, Scott R. Pancoast, Herm Rosenman, Gene Salkind, M.D., Cynthia Collins and Enrico Picozza are independent within the meaning of Nasdaq Listing Rule 5605(a)(2). The Company’s board of directors reviews independence on an annual basis and has also determined that each current member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent as defined under the applicable Nasdaq Stock Market listing standards and SEC rules. The Company’s board of directors further determined that Herm Rosenman qualifies as an audit committee financial expert in accordance with applicable rules and guidance. In making these determinations, the Company’s board of directors found that none of these directors had a material or other disqualifying relationship with the Company.

LEGAL PROCEEDINGS

The disclosures regarding legal proceedings set forth in the Registration Statement in the section entitled “DermTech Business - Legal Matters” beginning on page 190 and in the section entitled “Constellation Business - Legal Matters” beginning on page 202 are incorporated herein by reference.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Information regarding the market price, number of stockholders and dividends for the Company’s securities prior to the completion of the Business Combination is set forth in the Registration Statement in the section entitled “Market Price and Dividend Information” on page 34, which section is incorporated herein by reference.

Prior to the completion of the Business Combination on August 29, 2019, the Company’s units, rights, warrants and ordinary shares underlying its units traded on The Nasdaq Capital Market under the symbols “CNACU”, “CNACR”, “CNACW” and “CNAC”, respectively. Following the completion of the Business Combination and as of market open on August 30, 2019, the Company’s common stock began trading on The Nasdaq Capital Market under the trading symbol “DMTK”, and the Public Warrants began trading on The Nasdaq Capital Market under the trading symbol “DMTKW.” As of the completion of the Business Combination on August 29, 2019, there were 434 holders of record of the Company’s common stock.

The Company has not paid any cash dividends on its common stock to date. It is the present intention of the Company’s board of directors to retain all earnings, if any, for use in the Company’s business operations and, accordingly, the Company’s board of directors does not anticipate declaring any dividends in the foreseeable future. The payment of dividends is within the discretion of the Company’s board of directors and will be contingent upon the Company’s future revenues and earnings, if any, capital requirements and general financial condition.

The following table provides certain aggregate information, as of December 31, 2018, with respect to all of the Company’s equity compensation plans currently in effect. The share numbers in the table and in the footnotes below reflect the effect of the Reverse Stock Split and the issuance of securities to holders of DermTech Operations in accordance with the Exchange Ratio and Merger Agreement on a retroactive basis.

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	1,936,900	(2)	$7.86	(3)	1,154,965	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	1,936,900		$7.86		1,154,965

(1)	Includes the 2010 Plan.

(2)	As of December 31, 2018, 535,029 options to purchase the Company’s common stock and 465,561 restricted stock units of the Company were outstanding.
(3)	The weighted-average exercise price of outstanding options, warrants, and rights does not take into account restricted stock units of the Company, which have no exercise price.
(4)

Under the 2010 Plan, the number of shares of common stock that may be issued automatically increases on an annual basis on the first day of each fiscal year beginning with the fiscal year ended December 31, 2016, in an amount equal to the least of (i) 1,500,000 shares, (ii) five percent of the outstanding shares of common stock of the Company (calculated on a fully-diluted, as converted basis) on the last day of the immediately preceding fiscal year, or (iii) such number of shares of common stock of the Company determined by the Company’s board of directors; provided, however, that the determination under clause (iii) will be made no later than the last day of the immediately preceding fiscal year.

RECENT SALES OF UNREGISTERED SECURITIES

The disclosure concerning the issuance of the Company’s common stock in connection with the Business Combination and the PIPE Financing contained in Item 2.01 of this Current Report on Form 8-K, and the information set forth in the Company’s Annual Report on Form 10-K filed with the SEC on June 14, 2019, in the section entitled “Recent Sales of Unregistered Securities” beginning on page 45, are incorporated herein by reference.

DESCRIPTION OF SECURITIES

The disclosures regarding the Company’s warrants set forth in the Registration Statement in the sections entitled “Market Price and Dividend Information” beginning on page 34 and “Description of Constellation Capital Stock - Warrants” beginning on page 190 are each incorporated herein by reference.

General

The summaries below describe the current rights of the Company stockholders under the Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment, and the Company’s bylaws; however, these summaries may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the rights of Company stockholders and are qualified in their entirety by reference to the DGCL and the various documents of the Company that are referred to in the summaries, as well as reference to the Amended and Restated Certificate of Incorporation and Certificate of Amendment, copies of which are included as Exhibits 3.1 and 3.2, respectively, of this Current Report on Form 8-K and incorporated herein by reference.

Authorized Capital Stock

The Amended and Restated Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share.

Dividends

The Amended and Restated Certificate of Incorporation provides that holders of the Company common stock are entitled to receive dividends ratably, if any, as may be declared by the Company board of directors out of legally available funds, subject to any preferential dividend rights of any Company preferred stock then outstanding. The Company’s board of directors is authorized, without action by the Company stockholders, to designate and issue shares of Company preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to the rights of holders of Company preferred stock to receive dividends. In connection with the completion of the Business Combination, the Company filed the Series A Certificate of Designation. As discussed in Item 2.01 of this Current Report on Form 8-K, pursuant to the Series A Certificate of Designation, holders of the new Series A Convertible Preferred Stock are entitled to receive dividends on an as-converted basis equal to and in the same form as dividends actually paid on shares of the Company common stock when, as and if such dividends are paid on such common stock.

Liquidation Preference

The Amended and Restated Certificate of Incorporation provides that in the event of dissolution, liquidation or winding up, holders of the Company common stock are entitled to share ratably in the Company’s net assets legally available after the payment of all of the Company’s debts and other liabilities, subject to the preferential rights of any the Company preferred stock then outstanding. The Company’s board of directors is authorized, without action by the Company stockholders, to designate and issue shares of the Company preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to the liquidation preference of holders of the Company preferred stock. The Series A Certificate of Designation provides that holders of the Series A Convertible Preferred Stock shall participate pari passu with the holders of the Company common stock on an as-converted basis.

Conversion Rights and Protective Provisions

Holders of the Company common stock have no conversion rights under the Amended and Restated Certificate of Incorporation or the Company’s bylaws. The Company’s board of directors is authorized, without action by the Company stockholders, to designate and issue shares of the Company preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to conversion rights. The Series A Certificate of Designation provides that each share of Series A Convertible Preferred Stock is convertible into the Company common stock at a conversion price equal to $3.25, provided that in no event shall any shares of Series A Convertible Preferred Stock be convertible if such conversion would result in the Holder of such shares beneficially owning more than 9.99% of the Company’s then-outstanding shares of common stock.

Number of Directors

The Amended and Restated Certificate of Incorporation and the Company’s bylaws provide that the Company’s board of directors is divided into three classes serving three-year terms, with one class being elected each year. The number of directors, which may be fixed from time to time by the Company’s board of directors, was fixed at eight upon the completion of the Business Combination. The directors and executive officers of the Company following the Business Combination are described in the disclosure in Item 5.02 of this Current Report on Form 8-K and in the Registration Statement in the section entitled “Management Following the Business Combination” beginning on page 225, which are each incorporated herein by reference.

Pre-emption Rights

There are no pre-emption rights applicable to the issuance of new shares under the Amended and Restated Certificate of Incorporation.

Removal of Directors; Vacancies on the Board of Directors

The Amended and Restated Certificate of Incorporation and the Company’s bylaws provide that, subject to the rights of the holders of any series of the Company preferred stock, directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, subject to the rights of the holders of any series of the Company preferred stock, any vacancy on the Company’s board of directors, however occurring, including a vacancy resulting from an increase in the size of the Company’s board, may only be filled by the affirmative vote of a majority of the Company’s directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by a vote of the stockholders.

Voting Stock

The Amended and Restated Certificate of Incorporation provides that the holders of the Company common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. The Company’s board of directors is authorized, without action by the Company stockholders, to designate and issue shares of the Company preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to the voting rights of the holders of the Company’s preferred stock. The Series A Certificate of Designation provides that holders of the Series A Convertible Preferred Stock shall have no voting rights, except with respect to certain protective provisions set forth in the Series A Certificate of Designation relating to the powers, preferences and rights of the Series A Convertible Preferred Stock.

Cumulative Voting

The Amended and Restated Certificate of Incorporation and the Company’s bylaws do not contain any provisions granting cumulative voting rights in the election of the Company’s directors.

Redemption

The Amended and Restated Certificate of Incorporation and the Company’s bylaws do not contain any provisions granting redemption rights to any holder of the Company’s common stock. The Company’s board of directors is authorized, without action by the Company stockholders, to designate and issue shares of the Company preferred stock in one or more series and to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including with respect to the redemption rights of the holders of the Company preferred stock. The Series A Certificate of Designation provides that the Series A Convertible Preferred Stock is not redeemable.

Amendment of Certificate of Incorporation or Bylaws

As required by the DGCL, any amendment of the Amended and Restated Certificate of Incorporation must first be approved by a majority of the Company’s board of directors and, if required by law or the Amended and Restated Certificate of Incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote on the amendment as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability, exclusive jurisdiction of Delaware Courts and the amendment of the Company’s bylaws and Amended and Restated Certificate of Incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote on these amendments as a class.

The Company’s bylaws may be amended by the affirmative vote of a majority of the Company directors then in office, subject to any limitations set forth in the Company’s bylaws, and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the Company’s board of directors recommends that the Company stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned Company restricted shares or warrants for at least six months but who are the Company’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares then outstanding; or

•	the average weekly reported trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company that has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

The filing of this Current Report on Form 8-K is intended to satisfy the filing of the “Form 10 Information” and commence the one year holding period of Rule 144(i).

Warrants

As of immediately following the completion of the Business Combination, there were warrants to purchase 4,163,887 shares of Company common stock issued and outstanding, consisting of (i) 429,824 shares underlying 429,824 DermTech Operations Warrants (defined below), (ii) 3,593,750 shares underlying 14,375,000 warrants to purchase Company common stock originally sold as part of the units in the Company’s initial public offering and (iii) 140,313 shares underlying 561,250 warrants to purchase Company common stock that were sold as part of the private units. The warrants described in clauses (ii) and (iii) above constitute the Public Warrants currently trading on The Nasdaq Capital Market under the ticker symbol “DMTKW.” The share numbers and exercise prices discussed in this section reflect the effects of the Reverse Stock Split and the Exchange Ratio.

Except as described above, no public warrants will be exercisable and the Company will not be obligated to issue shares unless at the time a holder seeks to exercise its warrant, a prospectus relating to the shares issuable upon exercise of the warrants is current and the shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant, the Company agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the shares issuable upon exercise of the warrants until the expiration of the warrants.

The Dermtech Operations Warrants (defined below) were outstanding warrants to purchase DermTech Operations common stock assumed by the Company in connection with the Business Combination. The DermTech Operations Warrants became warrants to acquire, on the same terms and conditions as were applicable under each warrant, an aggregate of 429,824 shares of Company common stock. The Dermtech Operations Warrants may be exercised on or prior to their respective expiration dates. The purchase price under the DermTech Operations Warrants is payable by wire transfer or certified, cashier’s or other check acceptable to the Company, or, if applicable, upon surrender and cancellation of indebtedness. The warrant holders do not have the rights or privileges of holders of shares of common stock, including voting rights, until they exercise their warrants and receive shares of common stock. The exercise price and number of shares issuable on exercise of the DermTech Operations Warrants may be adjusted in certain circumstances, including in the event of a reorganization, recapitalization, merger or consolidation of the Company, a reclassification of the Company’s shares, or a subdivision or consolidation of the shares of the Company’s common stock.

Of the DermTech Operations Warrants, warrants to purchase 22,319 shares of the Company’s common stock were issued to executives (the “Management Warrants”) at an exercise price of $1.26 per share. The Management Warrants may be exercised on a cashless basis. The Management Warrants expire at 5:00 p.m. Pacific Time on the ten (10) year anniversary of the original issue date of the warrants, with such warrants expiring between December 17, 2023, and February 25, 2024.

Of the DermTech Operations Warrants, warrants to purchase 166,326 shares of the Company’s common stock were issued in connection with the DermTech Operations Series C Financing (the “Series C Warrants”) at an exercise price of $11.08 per share. The Series C Warrants expire at 5:00 p.m. Pacific Time on the three (3) year anniversary of the original issue date of the warrants, with such warrants expiring between September 14, 2019, and March 7, 2021.

Of the DermTech Operations Warrants, warrants to purchase 241,179 shares of the Company’s common stock were issued to a registered placement agent in connection with its assistance in the marketing and sale of the Company’s Series C Convertible Stock (the “Placement Agent Warrants”). Of the Placement Agent Warrants, warrants to purchase 168,499 shares of the Company’s common stock were issued at an exercise price of $10.08 per share, and warrants to purchase 72,680 shares of the Company’s common stock were issued at an exercise price of $11.08 per share. The Placement Agent Warrants may be exercised on a cashless basis. The Placement Agent Warrants expire at 5:00 p.m. Pacific Time on the seven (7) year anniversary of the original issue date of the warrants, with such warrants expiring between December 31, 2022, and May 31, 2025.

The foregoing descriptions of the Management Warrants, Series C Warrants and Placement Agent Warrants (collectively, the “DermTech Operations Warrants”) do not purport to be complete and are subject to and qualified in their entirety by reference to the Form of Management Warrant, Form of Series C Warrant and Form of Placement Agent Warrant, copies of which are included as Exhibits 4.3, 4.4 and 4.5, respectively, of this Current Report on Form 8-K and incorporated herein by reference.

Effective with the completion of the Merger Agreement, the rights and units of the Company ceased trading. Commencing on August 29, 2019, the only securities of the Company which are traded are the shares of Company common stock and the Public Warrants described above.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The disclosure in Item 5.02(d) of this Current Report on Form 8-K concerning indemnification agreements entered into by the Company’s directors is incorporated herein by reference.

The information required to be provided herein is set forth in the Registration Statement in the section entitled “Comparison of Rights of Holders of DermTech Capital Stock and Constellation Capital Stock - Indemnification” beginning on page 253, which section is incorporated herein by reference.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Reference is made to the disclosure set forth in Section 9.01 of this Current Report on Form 8-K concerning the Company’s financial statements, which is incorporated herein by reference. Reference is further made to the disclosure contained in the Registration Statement in the section entitled “DermTech Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 203 and the audited financial statements for the fiscal years ended December 31, 2018, and December 31, 2017, which are each incorporated herein by reference.

The pro forma financial information reflecting the completion of the Business Combination is included with this Current Report on Form 8-K as Exhibit 99.3. Further reference is made to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Constellation” as set forth below in Item 2.02, which is incorporated herein by reference.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The disclosure in Item 4.01 of the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2019 is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure concerning the issuance of the Company’s common stock in connection with the Business Combination and the PIPE Financing contained in Item 2.01 of this Current Report on Form 8-K and the information set forth in the Company’s annual report on Form 10-K filed with the SEC on June 14, 2019, in the section entitled “Recent Sales of Unregistered Securities” beginning on page 45, are incorporated herein by reference.

For a discussion of the terms of conversion of the Series A Convertible Preferred Stock, please refer to the section entitled “Form 10 Information – Description of Securities” in this Current Report on Form 8-K, which information is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

The disclosure concerning material modifications to the Company’s organizational documents contained in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference

Item 5.01. Changes in Control of Registrant.

The disclosures in Item 2.01 and Item 5.02 of this Current Report on Form 8-K are incorporated herein by reference. As a result of the completion of the Business Combination pursuant to the Merger Agreement, a change of control of the Company has occurred.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b) Pursuant to the Merger Agreement, on August 29, 2019, Rajiv Shukla, John Alexander, Alan Rosling and Kewal Handa tendered their respective resignations from the Company’s board of directors and any respective committees of the Company’s board of directors on which they served, effective as of immediately following the completion of the Business Combination. The resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

Pursuant to the Merger Agreement, on August 29, 2019, Rajiv Shukla tendered his resignation as the Company’s Chief Executive Officer, and Craig Pollak tendered his resignation as the Company’s Chief Financial Officer and Secretary, each effective as of immediately following the completion of the Business Combination.

(c) Effective as of immediately following the completion of the Business Combination on August 29, 2019, John Dobak, M.D. became the Company’s Chief Executive Officer, Steven Kemper, CPA, MBA, became the Company’s Chief Financial Officer, Treasurer and Secretary, Burkhard Jansen, M.D. became the Company’s Chief Medical Officer, Todd Wood became the Company’s Chief Commercial Officer and Zuxu Yao, Ph.D., became the Company’s Chief Scientific Officer. There are no family relationships among any of the Company’s directors and executive officers.

Biographical information for the newly appointed officers is included in the section entitled “Management Following the Business Combination” commencing on page 225 of the Registration Statement, which information is incorporated herein by reference. For a discussion of “related person” transactions (as such term is defined in Item 404(a) of Regulation S-K) with respect to the Company’s newly appointed officers, please refer to “Certain Relationships and Related Party Transactions of DermTech” commencing on page 237 of the Registration Statement, which information is incorporated herein by reference.

To the extent required by Item 5.02(c) of Form 8-K, the disclosures in Item 2.01 of this Current Report on Form 8-K are incorporated by reference.

(d) The Merger Agreement also provides that, immediately following the completion of the Business Combination, the size of the Company’s board of directors will be increased from four authorized seats to eight authorized seats. In accordance with the Merger Agreement, on August 29, 2019, the board of directors and its committees were reconstituted, with Matt Posard, Cynthia Collins and Enrico Picozza appointed as Class I directors of the Company whose terms expire at the Company’s 2022 annual meeting of stockholders, Herm Rosenman, John Dobak, M.D. and Gary Jacobs appointed as Class II directors of the Company whose terms expire at the Company’s 2021 annual meeting of stockholders, and Gene Salkind, M.D. and Scott Pancoast appointed as Class III directors of the Company whose terms expire at the Company’s 2020 annual meeting of stockholders. In addition, Herm Rosenman, Scott Pancoast and Cynthia Collins were appointed to the Company’s Audit Committee (with Herm Rosenman appointed to serve as chair of the committee); Scott Pancoast, Gary Jacobs and Herm Rosenman were appointed to the Company’s Compensation Committee (with Scott Pancoast to serve as chair of the committee); and Cynthia Collins, Matthew Posard and Gary Jacobs were appointed to the Company’s Nominating and Governance Committee (with Cynthia Collins appointed to serve as chair of the committee).

Biographical information for each of the new directors is included in the section entitled “Management Following the Business Combination” commencing on page 225 of the Registration Statement, which information is incorporated herein by reference. For a discussion of “related person” transactions (as such term is defined in Item 404(a) of Regulation S-K) with respect to the Company’s newly appointed directors, please refer to “Certain Relationships and Related Party Transactions of DermTech” commencing on page 237 of the Registration Statement, which information is incorporated herein by reference. Following the Business Combination the Company expects to provide compensation to its non-employee directors for their services. This compensation will be reported in the Company’s reports pursuant to the Exchange Act as required by the Exchange Act and regulations promulgated thereunder. Each of the newly appointed directors of the Company entered into the Company’s standard form of indemnification agreement with the Company on August 29, 2019, the form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

(e) To the extent required by Item 5.02(e) of Form 8-K, the disclosures in Item 2.01 of this Current Report on Form 8-K are incorporated by reference. For a discussion of the 2010 Plan assumed by the Company in connection with the Business Combination, please refer to “Proposal No. 4 – Incentive Plan Proposal” commencing on page 152 of the Registration Statement, which information is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures contained in Item 2.01 and Item 3.03 of this Current Report on Form 8-K are incorporated by reference.

On August 29, 2019, the Company’s Board of Directors approved a change in the Company’s fiscal year-end from March 31 to December 31. The Company will file a transition report on Form 10-K for the nine-month period ending December 31, 2019, in accordance with SEC rules and regulations. All subsequent fiscal years for the Company will be from January 1 to December 31, beginning in 2019.

Item 5.06. Change in Shell Company Status.

The disclosure contained in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Financial statements of DermTech Operations for the fiscal years ended December 31, 2018 and 2017 were previously filed as part of the Registration Statement beginning on page F-1, which information is incorporated herein by reference as Exhibit 99.1. Financial statements of DermTech Operations for the six months ended June 30, 2019 are included as Exhibit 99.2 to this Current Report on Form 8-K.

(b) Pro forma financial information.

Unaudited pro forma condensed combined financial information was previously filed as part of the Registration Statement in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 239, which information is incorporated herein by reference. The updated unaudited pro forma condensed combined financial information as of June 30, 2019, are included as Exhibit 99.3 to this Current Report on Form 8-K.

(c) Shell Company

See (a) and (b) of this Item 9.01.

(d) Exhibits.

The list of exhibits is set forth on the Exhibit Index of this Current Report on Form 8-K and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

1.1	Underwriting Agreement, dated June 19, 2017, between the Registrant and Cowen and Company, LLC, as representative of the underwriters		8-K	001-38118	6/23/2017

2.1	Agreement and Plan of Merger, dated as of May 29, 2019, by and among the Registrant, DermTech Operations, Inc. and DT Merger Sub, Inc., as amended, included as Annex A to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	333-232181	8/7/2019

2.2	First Amendment to Agreement and Plan of Merger, dated as of August 1, 2019, by and among the Registrant, DermTech Operations, Inc. and DT Merger Sub, Inc.		S-4/A	333-232181	8/2/2019

3.1	Amended and Restated Certificate of Incorporation of the Registrant, included as Annex D to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	333-232181	8/7/2019

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

3.2	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, included as Annex F to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	333-232181	8/7/2019

3.3	Form of Certificate of Designation of Preferences Rights and Limitations of Series A Convertible Preferred Stock of the Registrant		S-4/A	333-232181	8/2/2019

3.4	Bylaws of the Registrant, included as Annex C to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	333-232181	8/7/2019

4.1	Specimen Warrant Certificate of the Registrant		S-1/A	333-218093	6/9/2017

4.2	Warrant Agreement, dated June 19, 2017, between the Registrant and Continental Stock Transfer & Trust Company		8-K	001-38118	6/23/2017

4.3	Form of Management Warrant	X

4.4	Form of Series C Warrant	X

4.5	Form of Placement Agent Warrant	X

10.1	Form of Indemnification Agreement of the Registrant	X

10.2	Employment Agreement, dated June 26, 2012, between DermTech Operations, Inc. and John Dobak		S-4	333-232181	6/18/2019

10.3	Amendment to Employment Agreement, dated February 28, 2014, between DermTech Operations, Inc. and John Dobak		S-4	333-232181	6/18/2019

10.4	Employment Agreement, dated April 1, 2014, between DermTech Operations, Inc. and Steven Kemper		S-4	333-232181	6/18/2019

10.5	Offer of Employment Letter, dated March 5, 2015, from DermTech Operations, Inc. to Zuxu Yao		S-4	333-232181	6/18/2019

10.6	Offer of Employment Letter, dated December 7, 2018, from DermTech Operations, Inc. to Todd Wood		S-4	333-232181	6/18/2019

10.7	Offer of Employment Letter, dated October 1, 2015, from DermTech Operations, Inc. to Burkhard Jansen		S-4	333-232181	6/18/2019

10.8	Forfeiture Agreement, dated May 29, 2019, by and among DermTech Operations, Inc., the Registrant and the Registrant’s sponsor		8-K	001-38118	5/29/2019

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

10.9	Stockholder Support Agreement, dated May 29, 2019, by and among the Registrant and certain stockholders of DermTech Operations, Inc.		S-4/A	333-232181	7/18/2019

10.10	Form of Lock-Up Agreement by and among the Registrant, certain stockholders of the Registrant and certain stockholders of DermTech Operations, Inc.		S-4	333-232181	6/18/2019

10.11	Registration Rights Agreement by and among the Registrant, certain stockholders of the Registrant and certain stockholders of DermTech Operations, Inc.	X

10.12	Deferred Underwriting Fee Assignment Agreement, dated May 29, 2019, by and among DermTech Operations, Inc., the Registrant and Cowen and Company, LLC		8-K	001-38118	5/29/2019

10.13	Amended and Restated 2010 Stock Plan of the Registrant, included as Annex E to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	333-232181	8/7/2019

10.14	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital (AM) Investors, L.P.		S-4/A	333-232181	8/2/2019

10.15	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital F5 Master I, L.P.		S-4/A	333-232181	8/2/2019

10.16	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital Institutional Partners, L.P.		S-4/A	333-232181	8/2/2019

10.17	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital Institutional Partners II, L.P.		S-4/A	333-232181	8/2/2019

10.18	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital Institutional Partners III, L.P.		S-4/A	333-232181	8/2/2019

10.19	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital Offshore Investors II, L.P.		S-4/A	333-232181	8/2/2019

10.20	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Farallon Capital Partners, L.P.		S-4/A	333-232181	8/2/2019

10.21	Amended and Restated Subscription Agreement, dated August 1, 2019, between the Registrant and Four Crossings Institutional Partners V, L.P.		S-4/A	333-232181	8/2/2019

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

10.22	Subscription Agreement, dated May 22, 2019, between the Registrant and Victory RS Science and Technology Fund		S-4/A	333-232181	8/2/2019

10.23	Subscription Agreement, dated May 22, 2019, between the Registrant and The Irwin Mark and Joan Klein Jacobs Family Trust UA DTD 6/20/80		S-4/A	333-232181	8/2/2019

10.24	Subscription Agreement, dated May 23, 2019, between the Registrant and Jacobs Investment Company LLC		S-4/A	333-232181	8/2/2019

10.25	Subscription Agreement, dated May 23, 2019, between the Registrant and RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd.		S-4/A	333-232181	8/2/2019

10.26	Omnibus Common Share Subscription Agreement Amendment, dated as of August 1, 2019, by and among the Registrant and the Common Share Purchasers		S-4/A	333-232181	8/2/2019

10.27	Subscription Agreement, dated August 1, 2019, between the Registrant and HLM Venture Partners IV, L.P.		S-4/A	333-232181	8/2/2019

10.28	Amendment Number 1 to Deferred Underwriting Fee Assignment Agreement, dated September 4, 2019, by and among the Registrant, DermTech Operations, Inc. and Cowen and Company, LLC	X

10.29	Letter Agreement, dated June 19, 2017, by and among the Registrant and each of its previous sponsor, directors and officers		8-K	001-38118	6/23/2017

10.30	Standard Multi-Tenant Officer Lease–Net and Addendum to Lease, dated January 25, 2013, by and between DermTech Operations, Inc. and AG/Touchstone TP, LLC	X

10.31	First Amendment to Standard Rental Lease, Storage Lease and Signage to Expand and Extend Term, dated January 30, 2014, by and between DermTech Operations, Inc. and AG/Touchstone TP, LLC	X

10.32	Assignment, Consent to Assignment, and Second Amendment to Standard Multi-Lease–Net, dated November 21, 2016, by and between DermTech Operations, Inc. and AG/Touchstone TP, LLC	X

10.33	Third Amendment to Lease, dated August 6, 2019, by and between DermTech Operations, Inc. and HCP Torrey Pines, LLC	X

21.1	Subsidiaries of the Registrant	X

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed

21.2	Subsidiaries of DermTech Operations, Inc.	X

23.1	Consent of KPMG LLP, independent registered public accounting firm	X

99.1	Audited Financial Statements of DermTech Operations, Inc. for the Years Ended December 31, 2018 and 2017		S-4/A	333-232181	8/7/2019

99.2	Unaudited Financial Statements of DermTech Operations, Inc. for the six months ended June 30, 2019	X

99.3	Pro-Forma Financial Information for the three months ended June 30, 2019, giving effect to the completion of the Business Combination	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DERMTECH, INC.

Date: September 5, 2019	By:	/s/ John Dobak, M.D.
		Name:	John Dobak, M.D.
		Title:	Chief Executive Officer